Exhibit 99.6

Item 5(a)

As of the day preceding the filing of this Amendment No. 2, the following table sets forth the aggregate number of shares of Class A Common Stock and percentage of Class A Common Stock beneficially owned by each of the Reporting Persons, as well as the number of shares of Class A Common Stock as to which each Reporting Person has the sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition of, or shared power to dispose or to direct the disposition of, as of such date. The information below is based on 53,604,734 shares Class A Common Stock outstanding as of August 14, 2025, as disclosed in Exhibit 2.1 to the Issuer’s Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 18, 2025.

Reporting Person	Amount beneficially owned	Percent of Class	Sole power to vote or direct the vote	Shared power to vote or direct the vote	Sole power to dispose of to direct the disposition	Shared power to dispose or to direct the disposition
The Goldman Sachs Group, Inc.	15,762,233	29.4%	0	15,762,233	0	15,762,233
Goldman Sachs & Co. LLC	1,375,924	2.6%	0	1,375,924	0	1,375,924
Broad Street Principal Investments, L.L.C.	1,140,310	2.2%	0	1,140,310	0	1,140,310
Goldman Sachs Asset Management, L.P.	14,386,309	26.8%	0	14,386,309	0	14,386,309
West Street Strategic Solutions Fund I, L.P.	5,682,004	10.7%	0	5,682,004	0	5,682,004
West Street Strategic Solutions Fund I-(C), L.P.	558,307	1.1%	0	558,307	0	558,307
WSSS Investments W, LLC	6,994,784	13.2%	0	6,994,784	0	6,994,784
WSSS Investments X, LLC	263,420	0.5%	0	263,420	0	263,420
WSSS Investments I, LLC	296,103	0.6%	0	296,103	0	296,103
WSSS Investments U, LLC	316,507	0.6%	0	316,507	0	316,507
West Street CT Private Credit Partnership, L.P.	275,184	0.5%	0	275,184	0	275,184

The shares of Class A Common Stock shown in the foregoing table: for Goldman Sachs, represents all of the shares in the aggregate shown in the table for GS&Co. and GSAM LP; for GS&Co., includes all of the shares shown in the table for BSPI; and for GSAM LP, represents all of the shares in the aggregate shown in the table for the GS Funds.

Pursuant to the Issuer’s Second Amended and Restated Certificate of Incorporation, each share of Class A Common Stock entitles the holder to one vote on each matter submitted to a vote of the Issuer’s stockholders and each share of the Issuer’s Class B common stock, par value $0.01 per share (the “Class B Common Stock), entitles the holder to ten votes on each such matter, including the election of directors of the Issuer.  The Reporting Persons do not own any shares of Class B Common Stock.  Assuming no conversion of any of the outstanding shares of Class B Common Stock into Class A Common Stock, the 15,762,233 shares of Class A Common Stock beneficially owned in the aggregate by the Reporting Persons as of the day preceding the filing of this Amendment No. 2, constitutes approximately 1.1% of the aggregate voting power of the Class A Common Stock and Class B Common Stock (based on 141,500,385 shares Class B Common Stock outstanding as of August 14, 2025, as disclosed in Exhibit 2.1 to the Issuer’s Form 8-K filed with the SEC on August 18, 2025.

In accordance with the SEC Release No. 34-39538 (January 12, 1998) (the “Release”), this filing reflects the securities beneficially owned by certain operating units (collectively, the “Goldman Sachs Reporting Units”) of Goldman Sachs and its subsidiaries and affiliates (collectively, “GSG”). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion or both, or with respect to which there are limits on their voting or investment authority or both and (ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

Each of the Reporting Persons (other than BSPI and the GS Funds, solely with respect to the shares of Class A Common Stock that they directly hold) expressly disclaims beneficial ownership of the shares of Class A Common Stock for purposes of Section 13(d) of the Exchange Act and the rules thereunder.

None of the Reporting Persons or, to the knowledge of any of the Reporting Persons, any of the persons listed on Schedules I, II-A or II-B in Exhibit 99.3 hereto may be deemed to beneficially own any shares of Class A Common Stock other than as set forth herein.